Exhibit 99.1

Shake Shack Announces Second Quarter 2019 Financial Results
- Total Revenue Grew 31.3% to $152.7 Million -
- Same-Shack Sales Increased 3.6% -
- System-wide Year-Over-Year Unit Growth of 32% -

NEW YORK, NY (Business Wire) — August 5, 2019 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the second quarter ended June 26, 2019, a period that included 13 weeks.
Financial Highlights for the Second Quarter 2019 compared to the Second Quarter 2018:

▪	Total revenue increased 31.3% to $152.7 million.

▪	Shack sales increased 31.0% to $147.9 million.

▪	Same-Shack sales increased 3.6%.

▪	Licensed revenue increased 42.9% to $4.8 million.

▪	Shack system-wide sales increased 33.2% to $225.9 million.

▪
Operating income was $11.9 million, or 7.8% of total revenue, which included the impact of costs associated with the Company's enterprise-wide system upgrade implementation, Project Concrete, and other one-time items totaling $0.5 million, resulting in a decrease of 8.8%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 13.7% to $36.2 million, or 24.4% of Shack sales.

▪	Net income was $11.2 million and adjusted EBITDA*, a non-GAAP measure, increased 18.5% to $25.9 million.

▪	Nineteen system-wide Shack openings, comprised of 11 domestic company-operated Shacks and 8 licensed Shacks.

* Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Randy Garutti, Chief Executive Officer of Shake Shack, stated, “More than halfway through 2019, we are pleased to report continued strong momentum into the second quarter across all areas of the business. System-wide sales increased 33.2%, total revenue grew by 31.3% and adjusted EBITDA increased 18.5%, driven by positive same-Shack sales of 3.6% with traffic growth of 1.3%. Our digital channels, including delivery, were a key contributor to these results, in conjunction with a benefit from the shift in Easter timing within the second quarter. To further strengthen our ongoing digital evolution, and as a part of our focus on accessibility and convenience for our guests, we’re pleased to announce an integrated delivery partnership with Grubhub, which will be rolled out across the system over the remainder of this year and into early next.”

Garutti concluded, “Based on our second quarter results, we are raising our overall revenue guidance including our licensing revenue guidance. It has been a tremendous year so far for our international business, having entered Mainland China for the first time in January, the Philippines and Singapore in the second quarter, and most recently Mexico, earlier in the third quarter. To further our international growth in Asia, we are also pleased to announce our expansion into Beijing through our newly executed development agreement with Maxim's Caterers. We’ve had an incredible start in Hong Kong over the past year, and combined with our first six months in Shanghai, we're bullish on the tremendous growth opportunity we believe exists for the Shake Shack brand in Mainland China. Overall, we have strong and positive momentum across the business heading into the second half of the year and continue to execute well against a robust domestic and international development pipeline, while also testing new Shack formats, and increasing accessibility and convenience through ongoing digital innovation.”

Development Highlights
During the quarter, the Company opened 11 domestic company-operated Shacks, deepening its roots in existing markets with openings in San Diego, Los Angeles and Dallas, while expanding into the new markets of Sarasota, Columbus and Virginia Beach. Additionally, the Company opened two domestic licensed Shacks, which included its first 24-hour roadside Shack in New Jersey, and six international licensed Shacks, which included its first Shacks in the Philippines and Singapore, at the Jewel Changi Airport.

Location	Type	Opening Date
Philadelphia, PA — Citizens Bank Park	Domestic Licensed	March 28
Kyoto, Japan — Shijo Karasama	International Licensed	April 1
Atlanta, GA — Old Fourth Ward	Domestic Company-Operated	April 13
Sarasota, FL — UTC Sarasota	Domestic Company-Operated	April 16
Singapore — Jewel Changi Airport	International Licensed	April 17
San Diego, CA — Little Italy	Domestic Company-Operated	April 28
Manila, Philippines — Central Square	International Licensed	May 10
Troy, MI — Somerset Collection	Domestic Company-Operated	May 13
Essex, United Kingdom — Lakeside	International Licensed	May 16
Columbus, OH — Easton Town Center	Domestic Company-Operated	May 19
Muscat, Oman — Mall of Muscat	International Licensed	May 20
Moscow, Russia — Tverskaya Square	International Licensed	May 22
Wall Township, NJ — Monmouth Travel Plaza	Domestic Licensed	May 22
Virginia Beach, VA — Virginia Beach	Domestic Company-Operated	May 22
Dallas, TX — Old Town	Domestic Company-Operated	May 27
Los Angeles, CA — Marina Del Rey	Domestic Company-Operated	May 28
San Antonio, TX — Brackenridge	Domestic Company-Operated	June 7
Cleveland, OH — Downtown Cleveland	Domestic Company-Operated	June 20
Vernon Hills, IL — Vernon Hills	Domestic Company-Operated	June 21
Subsequent to the end of the quarter, the Company opened five domestic company operated Shacks, including Shacks in the new markets of New Orleans and Salt Lake City, and three licensed Shacks, including its first international licensed Shack in Mexico City. Additionally, the Company executed a new development agreement to open 15 Shacks in the Beijing market over the next 10 years.
Second Quarter 2019 Review
Total revenue, which includes Shack sales and licensing revenue, increased 31.3% to $152.7 million in the second quarter of 2019, from $116.3 million in the second quarter of 2018. Shack sales for the second quarter of 2019 were $147.9 million compared to $112.9 million in the same quarter last year, an increase of $35.0 million, or 31.0%, due primarily to the opening of 40 new domestic company-operated Shacks between the second quarter of 2018 and the second quarter of 2019, as well as same-Shack sales growth. Licensing revenue for the second quarter was $4.8 million, an increase of 42.9% from $3.4 million in the same quarter last year, due primarily to the opening of 18 net new licensed Shacks.
Same-Shack sales increased 3.6% for the second quarter of 2019 versus a 1.1% growth in the second quarter last year. The increase in same-Shack sales consisted of a 1.3% increase in guest traffic and a combined increase of 2.3% in price and sales mix, combined with the favorable impact from the timing shift of Easter. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the second quarter of 2019, the comparable Shack base included 74 Shacks versus 50 Shacks for the second quarter of 2018.
Average weekly sales for domestic company-operated Shacks decreased to $85,000 for the second quarter of 2019 compared to $89,000 for the same quarter last year, primarily due to the addition of newer Shacks at a broader range of average unit volumes.
Operating income decreased to $11.9 million for the second quarter of 2019 from $13.0 million in the same quarter last year. Operating income margins decreased 340 basis points to 7.8%. These decreases included a number of one-time charges and costs related to Project Concrete totaling $0.5 million. Shack-level operating profit, a non-GAAP measure, increased 13.7% to $36.2 million for the second quarter of 2019 from $31.8 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 380 basis points to 24.4%, primarily due to: (i) benefits recognized in the prior year quarter resulting in a positive impact of 100 basis points, which included sponsorship receipts for the Company's biennial leadership retreat and deferred rent related to certain historical leases with co-tenancy provisions; (ii) increased food costs associated with Chick'n Bites since its nationwide roll-out at the beginning of the year and some commodity inflation, specifically in beef and dairy; (iii) an increase in paper costs as a result of the Company's off-premise digital growth, which requires more packaging than in-Shack orders; (iv) increased labor and related expenses resulting from inflation across the country, especially in New York City, the administration and cost of regulatory factors, such as the Fair Workweek legislation and higher labor costs from newly opened Shacks, which typically carry higher labor costs during the first few months of operations; (v) delivery commissions and increased levels of marketing activity, both local and nationwide; and (vi) the impact related to the adoption of the new lease accounting standard. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $15.4 million for the second quarter of 2019 from $12.6 million in the same quarter last year, primarily due to the increase in the Company's investment across the business, particularly in people resources and foundational infrastructure to support its ongoing growth initiatives, including costs of $0.5 million related to Project Concrete and other one-time costs. Additionally, in connection with the financial systems launch of Project Concrete, the Company accelerated certain cash payments totaling $9.8 million to facilitate the transition. As a percentage of total revenue, general and administrative expenses decreased to 10.1% for the second quarter of 2019 from 10.8% in the second quarter last year, in which the Company will assess opportunities to reinvest into the business throughout the remainder of the year, particularly in those impacting Shack-level profitability.
Net income was $11.2 million, or 7.3% of total revenue, for the second quarter of 2019, compared to $10.6 million, or 9.1% of total revenue, for the same period last year. Net income attributable to Shake Shack Inc. was $9.0 million, or 5.9% of total revenue, for the second quarter of 2019, compared to $7.6 million, or 6.5% of total revenue, for the same period last year. Earnings per diluted share was $0.29 for the second quarter of 2019 compared to $0.26 for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 18.5% to $25.9 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 180 basis points to 17.0% compared to 18.8% for the year ago period. This decrease was primarily due to the aforementioned items within Shack-level operating profit. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, decreased 6.5% to $10.2 million, or $0.27 per fully exchanged and diluted share during the second quarter of 2019, compared to $11.0 million, or $0.29 per fully exchanged and diluted share during the second quarter of 2018. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2019 Outlook
These forward-looking projections are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of the Company's Form 10-K for the fiscal year ended December 26, 2018 under the heading “Risk Factors.” These forward-looking projections should be reviewed in conjunction with the consolidated financial statements and the section titled “Trends in Our Business” which forms the basis of our assumptions used to prepare these forward-looking projections. You should not attribute undue certainty to these projections and we undertake no obligation to revise or update any forward-looking information, except as required by law.

For the fiscal year ending December 25, 2019, we have revised our financial outlook to the following with changes from the previous outlook in bold:

	Current Outlook	Previous Outlook
Total revenue (inclusive of licensing revenue)	$585 million to $590 million	$576 million to $582 million
Licensing revenue	$16 million to $17 million	$15 million to $16 million
Same-Shack sales growth (%)(1)	approximately 2%	1% to 2%
Domestic company-operated Shack openings	38 to 40	36 to 40
Licensed Shack openings, net	18 to 20	16 to 18
Average annual sales volume for domestic company-operated Shacks	$4.0 million to $4.1 million	$4.0 million to $4.1 million
Shack-level operating profit margin (%)(2)(3)	approximately 23.0%	23.0% to 24.0%
Total general and administrative expenses	$66.4 million to $68.2 million	$66.4 million to $68.2 million
Core general and administrative	$56 million to $57 million	$56 million to $57 million
Equity-based compensation	$7.4 million to $7.7 million	$7.4 million to $7.7 million
Costs related to Project Concrete	$3.0 million to $3.5 million	$3.0 million to $3.5 million
Project Concrete capitalized costs	$4.5 million to $5.0 million	approximately $4 million
Depreciation expense	$41 million to $42 million	$41 million to $42 million
Pre-opening costs	$13 million to $14 million	$13 million to $14 million
Interest expense	$0.3 million to $0.4 million	$0.3 million to $0.4 million
Adjusted pro forma effective tax rate (%)(4)	26.5% to 27.5%	26.5% to 27.5%

(1)	Includes approximately 1.5% of menu price increases taken in December 2018.
(2) Includes approximately 50 basis points of impact from the adoption of the new lease accounting standard.

(3)
Shack-level operating profit margin is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, operating income, has not been provided as we cannot project certain reconciling items, such as gains or losses on disposal of property and equipment, without unreasonable effort given the uncertainty around the timing and amount of such gains or losses. Losses on disposal of property and equipment were less than $1 million for each of the fiscal years 2018, 2017 and 2016.

(4)
Adjusted pro forma effective tax rate is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, income tax expense, has not been provided as we cannot project income tax expense without unreasonable effort due to our inability to predict changes in our ownership interest in SSE Holdings, LLC resulting from redemptions of LLC Interests by non-controlling interest holders and equity-based award activity. Income tax expense for fiscal years 2018, 2017 and 2016 was $8.9 million, $151.4 million and $6.4 million, respectively.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2019 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (800) 289-0438 or for international callers by dialing (323) 794-2423. A replay will be available after the call and can be accessed by dialing (844) 512-2921or for international callers by dialing (412) 317-6671; the passcode is 8322881. The replay will be available until August 12, 2019.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer.
"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, losses on the disposal of property and equipment, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 240 locations in 29 U.S. States and the District of Columbia, including more than 80 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2019, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2018, filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 26 2019		June 27 2018		June 26 2019		June 27 2018
Shack sales	$147,876	96.8%	$112,898	97.1%	$276,445	96.9%	$208,987	97.0%
Licensing revenue	4,837	3.2%	3,384	2.9%	8,877	3.1%	6,411	3.0%
TOTAL REVENUE	152,713	100.0%	116,282	100.0%	285,322	100.0%	215,398	100.0%
Shack-level operating expenses(1):
Food and paper costs	42,899	29.0%	31,678	28.1%	80,890	29.3%	58,633	28.1%
Labor and related expenses	40,197	27.2%	29,732	26.3%	77,290	28.0%	56,419	27.0%
Other operating expenses	16,755	11.3%	12,281	10.9%	32,323	11.7%	23,040	11.0%
Occupancy and related expenses	11,873	8.0%	7,401	6.6%	22,772	8.2%	15,076	7.2%
General and administrative expenses	15,393	10.1%	12,587	10.8%	29,330	10.3%	24,396	11.3%
Depreciation expense	9,799	6.4%	6,968	6.0%	18,765	6.6%	13,466	6.3%
Pre-opening costs	3,549	2.3%	2,421	2.1%	6,191	2.2%	4,450	2.1%
Loss on disposal of property and equipment	377	0.2%	196	0.2%	728	0.3%	386	0.2%
TOTAL EXPENSES	140,842	92.2%	103,264	88.8%	268,289	94.0%	195,866	90.9%
OPERATING INCOME	11,871	7.8%	13,018	11.2%	17,033	6.0%	19,532	9.1%
Other income, net	447	0.3%	406	0.3%	1,011	0.4%	634	0.3%
Interest expense	(97)	(0.1)%	(613)	(0.5)%	(169)	(0.1)%	(1,178)	(0.5)%
INCOME BEFORE INCOME TAXES	12,221	8.0%	12,811	11.0%	17,875	6.3%	18,988	8.8%
Income tax expense	1,050	0.7%	2,240	1.9%	3,097	1.1%	3,438	1.6%
NET INCOME	11,171	7.3%	10,571	9.1%	14,778	5.2%	15,550	7.2%
Less: net income attributable to non-controlling interests	2,141	1.4%	2,967	2.6%	3,202	1.1%	4,438	2.1%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$9,030	5.9%	$7,604	6.5%	$11,576	4.1%	$11,112	5.2%

Earnings per share of Class A common stock:
Basic	$0.30		$0.27		$0.39		$0.41
Diluted	$0.29		$0.26		$0.38		$0.39
Weighted-average shares of Class A common stock outstanding:
Basic	30,122		27,796		29,842		27,418
Diluted	31,015		28,754		30,703		28,288

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	June 26 2019	December 26 2018
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$29,733	$24,750
Marketable securities	$36,081	$62,113
Total assets(1)	$898,244	$610,532
Total liabilities(1)	$597,571	$337,077
Total equity	$300,673	$273,455

(1) The increases in total assets and liabilities reflects the impact of the new lease accounting standard that was adopted on December 27, 2018 and includes approximately $262.9 million of lease assets and $321.8 million of lease liabilities as of the period ended June 26, 2019.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 26 2019	June 27 2018	June 26 2019	June 27 2018
SELECTED OPERATING DATA:
Same-Shack sales growth	3.6%	1.1%	3.6%	1.3%
Shacks in the comparable base	74	50	74	50

Shack system-wide sales(1)	$225,896	$169,582	$421,130	$315,849

Average weekly sales
Domestic company-operated	$85	$89	$82	$85

Shack-level operating profit(2)	$36,152	$31,806	$63,170	$55,819
Shack-level operating profit margin(2)	24.4%	28.2%	22.9%	26.7%

Adjusted EBITDA(2)	$25,916	$21,874	$43,760	$38,040
Adjusted EBITDA margin(2)	17.0%	18.8%	15.3%	17.7%

Capital expenditures	$31,013	$18,646	$55,998	$36,364

Shack counts (at end of period):
System-wide	237	179	237	179
Domestic company-operated	140	100	140	100
Domestic licensed	17	10	17	10
International licensed	80	69	80	69

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 26 2019	June 27 2018	June 26 2019	June 27 2018
Operating income	$11,871	$13,018	$17,033	$19,532
Less:
Licensing revenue	4,837	3,384	8,877	6,411
Add:
General and administrative expenses	15,393	12,587	29,330	24,396
Depreciation expense	9,799	6,968	18,765	13,466
Pre-opening costs	3,549	2,421	6,191	4,450
Loss on disposal of property and equipment	377	196	728	386
Shack-level operating profit	$36,152	$31,806	$63,170	$55,819

Total revenue	$152,713	$116,282	$285,322	$215,398
Less: licensing revenue	4,837	3,384	8,877	6,411
Shack sales	$147,876	$112,898	$276,445	$208,987

Shack-level operating profit margin	24.4%	28.2%	22.9%	26.7%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	June 26 2019	June 27 2018	June 26 2019	June 27 2018
Net income	$11,171	$10,571	$14,778	$15,550
Depreciation expense	9,799	6,968	18,765	13,466
Interest expense, net	97	613	169	1,171
Income tax expense	1,050	2,240	3,097	3,438
EBITDA	22,117	20,392	36,809	33,625

Equity-based compensation	2,235	1,303	3,955	2,740
Deferred lease costs(1)	715	(361)	1,300	(292)
Loss on disposal of property and equipment	377	196	728	386
Other income related to adjustment of liabilities under tax receivable agreement	—	—	(14)	—
Executive transition costs(2)	88	248	126	248
Project Concrete(3)	213	77	685	316
Costs related to relocation of Home Office(4)	—	19	—	1,017
Hong Kong office(5)	171	—	171	—
ADJUSTED EBITDA	$25,916	$21,874	$43,760	$38,040

Adjusted EBITDA margin(6)	17.0%	18.8%	15.3%	17.7%

(1)
Reflects the extent to which lease expense is greater than or less than cash lease payments. As a result of adoption of the new lease accounting standard on December 27, 2018, these lease costs may also include certain additional lease components, such as common area maintenance costs and property taxes, that were previously not included in lease expense for prior periods.

(2)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions.

(3) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4) Costs incurred in connection with the Company's relocation to a new Home Office.

(5)	Represents costs associated with establishing the Company's first international regional office in Hong Kong.
(6) Calculated as a percentage of total revenue, which was $152,713 and $285,322 for the thirteen and twenty-six weeks ended June 26, 2019, respectively, and $116,282 and $215,398 for the thirteen and twenty-six weeks ended June 27, 2018, respectively.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 26 2019	June 27 2018	June 26 2019	June 27 2018
Numerator:
Net income attributable to Shake Shack Inc.	9,030	7,604	11,576	11,112
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	2,141	2,967	3,202	4,438
Executive transition costs(2)	88	248	126	248
Project Concrete(3)	213	77	685	316
Costs related to relocation of Home Office(4)	—	19	—	1,017
Hong Kong office(5)	171	—	171	—
Other income related to adjustment of liabilities under tax receivable agreement	—	—	(14)	—
Tax effect of change in tax basis related to the adoption of new accounting standards(6)	—	—	1,161	(311)
Income tax expense(7)	(1,397)	47	(1,712)	(199)
Adjusted pro forma net income	$10,246	$10,962	$15,195	$16,621

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	31,015	28,754	30,703	28,288
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	7,088	9,144	7,314	9,452
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	38,103	37,898	38,017	37,740

Adjusted pro forma earnings per fully exchanged share—diluted	$0.27	$0.29	$0.40	$0.44

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26 2019	June 27 2018	June 26 2019	June 27 2018
Earnings per share of Class A common stock - diluted	$0.29	$0.26	$0.38	$0.39
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	0.02	0.01	0.02
Non-GAAP adjustments(8)	(0.02)	0.01	0.01	0.03
Adjusted pro forma earnings per fully exchanged share—diluted	$0.27	$0.29	$0.40	$0.44

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.
(3) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4) Costs incurred in connection with the Company's relocation to a new Home Office.

(5)	Represents costs associated with establishing the Company's first international regional office in Hong Kong.
(6) Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the thirteen and twenty-six weeks ended June 26, 2019 and the revenue recognition standard for the thirteen and twenty-six weeks ended June 27, 2018.

(7)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 19.3% and 19.4% for the thirteen and twenty-six weeks ended June 26, 2019, respectively, and 16.7% and 19.2% for the thirteen and twenty-six weeks ended June 27, 2018, respectively.

(8) Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income above for further details.